Exhibit 8.1

List of Subsidiaries

Company Name	Jurisdiction of Incorporation

Safe-T Data A.R Ltd.	Israel

NetNut Ltd.	Israel

Safe-T USA Inc.	USA

Chi Cooked LLC	USA